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                                                                     EXHIBIT 5.1

            [LETTERHEAD OF PILLSBURY MADISON & SUTRO APPEARS HERE]

                               December 21, 1994




Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 filed by Westamerica Bancorporation, a California corporation ("WABC"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 406,828 shares of WABC Common Stock, no par value (the "Shares"), to be issued in connection with the merger contemplated by the Agreement and Plan of Reorganization dated as of November 17, 1994 (the "Agreement") by and between WABC and CapitolBank Sacramento, a California state chartered nonmember bank ("CapitolBank"), and related Agreement of Merger among WABC, CapitolBank and Westamerica Merger Subsidiary, a wholly owned subsidiary of WABC (the "Merger Agreement," and collectively with the Agreement, the "Agreements") which Agreements are described therein and filed as an exhibit thereto:

     We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Agreements, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Proxy Statement/Prospectus included therein.

                               Very truly yours,


                               /s/ PILLSBURY MADISON & SUTRO